EX-10.59.12

LOAN AGREEMENT

for a loan in the amount of up to

$9,250,000.00

MADE BY AND BETWEEN

EMERIKEYT LO OF BROADMOOR LLC,

a Delaware limited liability company

as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

a national banking association

as Lender

Key Healthcare Finance

WA 31-13-2313
1301 Fifth Avenue, 23rd Floor
Seattle, WA 98101

Dated as of April 25, 2008

TABLE OF CONTENTS

Article 1.	INCORPORATION OF RECITALS AND EXHIBITS	1
1.1	Incorporation of Recitals.	1
1.2	Incorporation of Exhibits.	1
Article 2.	DEFINITIONS	1
2.1	Defined Terms.	1
2.2	Other Definitional Provisions.	10
Article 3.	BORROWER'S REPRESENTATIONS AND WARRANTIES	11
3.1	Representations and Warranties.	11
3.2	Survival of Representations and Warranties.	14
Article 4.	LOAN AND LOAN DOCUMENTS	14
4.1	Agreement to Borrow and Lend.	14
4.2	Loan Documents.	15
4.3	Term of the Loan; Extension Terms.	16
4.4	Payments.	16
4.5	Prepayments.	17
4.6	Late Charge.	17
Article 5.	INTEREST	17
5.1	Interest Rate.	17
5.2	Interest Rate Agreements.	18
Article 6.	COSTS OF MAINTAINING LOAN	18
6.1	Increased Costs and Capital Adequacy.	18
6.2	Borrower Withholding.	19
Article 7.	LOAN EXPENSE AND ADVANCES	20
7.1	Loan and Administration Expenses.	20
7.2	Loan Origination Fee.	20
7.3	Construction Monitoring Fee.	20
7.4	Lender's Attorney Fees and Disbursements.	20
7.5	Time of Payment of Fees and Expenses.	21
7.6	Expenses and Advances Secured by Loan Documents.	21
7.7	Right of Lender to Make Advances to Cure Borrower's Defaults.	21
Article 8.	CONDITIONS TO CLOSING AND DISBURSEMENT OF THE LOAN	21
8.1	Conditions to Closing.	21
8.2	Required Construction Documents.	23
8.3	Disbursements of Interest and Working Capital Reserve.	24
8.4	Disbursement of Earnout Proceeds	25
Article 9.	BUDGET, CONTINGENCY AND BALANCING	25
9.1	Budget.	25
9.2	Budget Line Items.	25

i

9.3	Contingency Fund.	26
9.4	Optional Method for Payment of Interest.	26
9.5	Loan In Balance.	26
9.6	Balancing Obligation.	27
Article 10.	DISBURSEMENT CONDITIONS	27
10.1	Monthly Disbursements.	27
10.2	Documents to be Furnished for Each Disbursement.	28
10.3	Other Conditions and Requirements.	29
10.4	Retainages.	29
10.5	Disbursements for Materials Stored On-Site.	29
10.6	Disbursements for Offsite Materials.	30
10.7	Final Disbursement for Construction.	30
Article 11.	OTHER COVENANTS	31
11.1	Construction of Improvements.	31
11.2	Changes in Plans and Specifications.	31
11.3	Inspection by Lender.	32
11.4	Mechanics' Liens and Contest Thereof.	32
11.5	Renewal of Insurance.	32
11.6	Payment of Taxes.	32
11.7	Tax and Insurance Escrow Accounts.	33
11.8	Personal Property.	33
11.9	Leasing Restrictions.	33
11.1	Defaults Under Leases.	33
11.11	Condition of Property.	33
11.12	Inventory and Equipment.	34
11.13	Lender's Attorneys' Fees for Enforcement of Agreement.	34
11.14	Appraisals.	34
11.15	Financial Information.	34
11.16	Lost Note.	35
11.17	Indemnification.	35
11.18	No Additional Debt.	35
11.19	Compliance With Laws.	36
11.2	Organizational Documents.	36
11.21	Management Contracts.	36
11.22	Furnishing Notices.	36
11.23	Construction Contracts.	36
11.24	Correction of Defects.	36
11.25	Hold Disbursements in Trust.	36
11.26	Foundation Survey.	37
11.27	Alterations.	37
11.28	Authorized Representative.	37
11.29	Financial Covenants.	37
11.3	Single Purpose Entity Provisions.	38
11.31	Right of First Refusal.	40
Article 12.	CASUALTIES AND CONDEMNATION	40

ii

12.1	Lender's Election to Apply Proceeds on Indebtedness.	40
12.2	Borrower's Obligation to Rebuild and Use of Proceeds Therefor.	41
Article 13.	ASSIGNMENTS BY LENDER AND BORROWER	42
13.1	Assignments and Participations.	42
13.2	Prohibition of Assignments and Transfers by Borrower.	42
13.3	Prohibition of Transfers in Violation of ERISA.	42
13.4	Successors and Assigns.	42
Article 14.	DEFAULT	43
14.1	Events of Default.	43
14.2	Remedies Conferred Upon Lender.	45
Article 15.	GENERAL PROVISIONS	46
15.1	Time is of the Essence.	46
15.2	Captions.	46
15.3	Modification; Waiver.	46
15.4	Governing Law.	46
15.5	Acquiescence Not to Constitute Waiver of Lender's Requirements.	47
15.6	Disclaimer.	47
15.7	Partial Invalidity; Severability.	47
15.8	Definitions Include Amendments.	48
15.9	Execution in Counterparts.	48
15.1	Entire Agreement.	48
15.11	Waiver of Damages.	48
15.12	Claims Against Lender.	48
15.13	Jurisdiction.	48
15.14	Set-Offs.	49
15.15	Notices.	49
15.16	Waiver of Jury Trial.	50
15.17	Statutory Notice.	50

 LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit A                                Legal Description of Land
Exhibit B                                Budget
Exhibit C                                Request for Payment and Borrower’s Certificate
Exhibit D                                Survey Requirements
Exhibit E                                Insurance Requirements
Exhibit F                                Compliance Certificate

iii

LOAN AGREEMENT

“Loyalton of Broadmoor”

THIS LOAN AGREEMENT (“Agreement”) dated as of April 25, 2008, is made by and between EMERIKEYT LO OF BROADMOOR LLC LLC, a Delaware limited liability company (“Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Lender”).

Recitals

A.           Borrower is the owner of 59-unit assisted living and Alzheimer’s care facility, including all furniture, fixtures and equipment (the “Facility”) on real property located at 615 Southpointe Court, Colorado Springs, Colorado, and legally described in Exhibit A attached (together with the Facility, the “Property”).

B.           Borrower has applied to Lender for a loan in the amount of up to NINE MILLION, TWO HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($9,250,000.00) (the “Loan”) the proceeds of which are to be used to refinance existing debt on the Property, to finance the construction of a 22-unit expansion and refurbishment of the Facility, and to finance interest and working capital expenses to be incurred by Borrower with respect to the Facility.  Lender is willing to make the Loan to Borrower on the terms and conditions set out in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.
INCORPORATION OF RECITALS AND EXHIBITS

1.1 Incorporation of Recitals.

The foregoing preambles and all other recitals in this Agreement are made a part of this Agreement by this reference.

1.2 Incorporation of Exhibits.

The Exhibits to this Agreement are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2.
DEFINITIONS

2.1 Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted LIBOR Rate:  The LIBOR Rate plus the applicable LIBOR Margin, adjusting on the first day of each calendar month throughout the initial term and any Extension Term of the Loan.

Adjusted Prime Rate:  A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate or (ii) one percent (1%) in excess of the Federal Funds Effective Rate.  Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate.

Affiliate:  With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement:  This Loan Agreement.

Applicable Rate:  The Adjusted LIBOR Rate unless the Default Rate is then applicable or the provisions of Section 5.1 below are then applicable.

Appraisal.  An MAI certified appraisal of the Property performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Architect:  Jim Gwin Architects, Inc.

Architect’s Certificate:  The Architect’s Certificate in the form required by Lender as a condition to the closing of the Loan.

Assignment of Rents:  The Assignment of Rents and Leases made by Borrower in favor of Lender assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Property, and all present and future leases, rents, issues and profits therefrom.

Augusta Borrower: As defined in Section 14.1(p).

Augusta Loan: As defined in Section 14.1(p).

Augusta Loan Documents: As defined in Section 14.1(p).

Augusta Mortgage: As defined in Section 14.1(p).

Augusta Property: As defined in Section 14.1(p).

Authorized Representative:  As such term is defined in Section 11.28.

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Business Day:  A day of the year on which banks are not required or authorized to close in Seattle, Washington or Cleveland, Ohio.

Certificate of Occupancy:  A temporary or permanent certificate of occupancy from the municipality in which the Facility is located, or a letter from the appropriate Governmental Authority that no such certificate is issued.

Control:  As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Completion Date:  April 1, 2009.

Completion Guaranty:  A guaranty of performance and completion, executed by each Guarantor and pursuant to which the Guarantor guarantees the lien-free and timely completion of the Improvements in accordance with all provisions of this Agreement and Borrower’s obligation to keep the Loan In Balance and to pay for all cost overruns.

Construction or construction:  The construction and equipping of the Improvements in accordance with the Plans and Specifications, and the installation of all personal property, fixtures and equipment required for the operation of the Facility.

Construction Commencement Date: No later than thirty days from the Loan Closing Date.

Construction Schedule:  A schedule satisfactory to Lender’s Consultant, establishing a timetable for completion of the Construction, showing, on a monthly basis, the anticipated progress of the Construction and also showing that the Improvements can be completed on or before the Completion Date.

Contingency Fund:  A Budget Line Item which shall represent an amount necessary to provide reasonable assurances to Lender than additional funds are available to be used if additional costs and expenses are incurred or additional interest accrues on the Loan, or unanticipated events or problems occur.

Debt Service:  (a) For each fiscal quarter of Borrower, commencing at the Loan Closing and continuing through the initial Maturity Date, the amount of interest payable on the Loan during such fiscal quarter, calculated at the greater of (i) the Applicable Rate, or (ii) an assumed rate of six and one quarter percent (6.25%) per annum, and (b) for each fiscal quarter during the Extension Term, the total payments of principal and interest required on the Loan during such fiscal quarter, with interest calculated at the greater of (i) the Applicable Rate, or (ii) an assumed rate of six and one quarter percent (6.25%) per annum and an amortization period of 25 years.

Debt Service Coverage Ratio A:  The ratio as of each Covenant Test Date of (a) the Net Operating Income of the Property during the preceding fiscal quarter, to (b) the Debt Service during such preceding fiscal quarter.

Debt Service Coverage Ratio B:  For the applicable period, the ratio of (a) the Net Operating Income of the Property during such period, to (b) payments of principal and interest on the stated principal amount of the Loan ($9,250,000) during such period at an assumed interest rate of seven and one half percent (7.5%) and an amortization period of 25 years.

Debt Service Coverage Ratio C:  For the applicable period, the ratio of (a) the Net Operating Income of the Property during such period, to (b) payments of principal and interest on the stated principal amount of the Loan ($9,250,000) during such period at calculated at the greater of (i) the Applicable Rate, or (ii) an assumed rate of six and one quarter percent (6.25%) per annum and an amortization period of 25 years.

Deed of Trust:  The Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by Borrower as grantor to Lender as beneficiary, granting a first priority lien on Borrower’s fee interest in the Property, subject only to the Permitted Exceptions.

Default:  Any event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate:  A rate per annum equal to three percent (3%) in excess of the Adjusted LIBOR Rate, but shall not at any time exceed the highest rate permitted by law.

Earnout Proceeds:  As defined in Section 8.4.

Environmental Indemnity:  The Environmental and Hazardous Substances Indemnity Agreement from Borrower and Guarantor, indemnifying Lender with regard to all matters related to Hazardous Material and other matters.

Environmental Laws:  All federal, state and local statutes, ordinances, rules, regulations, and other laws relating to environmental protection, contamination or cleanup.

Environmental Proceedings:  Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Property.

Environmental Report:  An environmental report prepared at Borrower’s expense by a qualified environmental consultant approved by Lender and addressed to Lender (or subject to separate letter agreement permitting Lender to rely on such environmental report).

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As such term is defined in Section 14.1.

Extension Option:  As defined in Section 4.3.

Extension Term:  As defined in Section 4.3.

Facility:  As defined in Recital A.

Federal Funds Effective Rate:  Shall mean, for any day, the rate per annum, rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%), announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

FIRREA:  The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

General Contract:  The general contract(s) between Emeritus Corporation and General Contractor dated December 20, 2007, pertaining to the construction of the Improvements, and assigned to Borrower on April 23, 2008.

General Contractor:  Golden Triangle Construction of Southern Colorado, Inc., a Colorado corporation.

Governmental Approvals:  Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for the Construction in accordance with the Plans and Specifications.

Governmental Authority:  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Revenues:  For any period, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Property during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from Residents or tenants of the Property, unless and until the same are applied to rent or other obligations in accordance with the Residency Agreement or Lease; or (v) any other extraordinary items, in Lender’s reasonable discretion.

Guarantor:  Emeritus Corporation, a Washington corporation.

Hazardous Material:  Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Property or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and  (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority.  Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Improvements:  The improvements referred to in Recital A hereto and more particularly described in the Plans and Specifications, and offsite improvements and together with any existing improvements not to be demolished.

In Balance or in balance:  As such term is defined in Section 9.5.

Including or including:  Including but not limited to.

Indemnified Party:  As such term is defined in Section 11.17.

Interest and Working Capital Reserve:  $230,000 of the proceeds of the Loan to be disbursed on the terms and conditions set out in Section 8.3 below.

Interest Rate Agreement:  As such term is defined in Section 5.2.

Interest Rate Protection Product:  As such term is defined in Section 5.2.

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended from time to time.

Late Charge:  As defined in Section 4.6.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases:  The collective reference to all leases, subleases, residency agreements and occupancy agreements affecting the Property or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto.

Lender:  As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Lender’s Consultant:  An independent consulting architect and/or engineer designated by Lender in Lender’s sole discretion.

Lender’s Environmental Consultant:  An environmental consultant designated by Lender in Lender’s sole discretion.

LIBOR Business Day:  A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Margin:  Two and four tenths percent (2.40%) per annum, reducing to two and one-quarter percent (2.25%) per annum on the first day of the calendar month after the issuance of a Certificate of Occupancy for the Facility following completion of the Improvements, reducing to two percent (2%) per annum on the first day of the calendar month after the Debt Service

Coverage Ratio C (calculated for the preceding fiscal quarter) is at least 1.45 to 1.00; provided, however, that no rate reduction shall occur if there is then any Default or Event of Default.

LIBOR Rate: The rate per annum which Lender determines with reference to the rate as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which one month deposits in United States dollars in an amount comparable to the principal balance outstanding on the Loan are offered by prime banks in the London Interbank Eurodollar Market two LIBOR Business Days prior to the last day of each calendar month.

Loan:  As defined in Recital B.

Loan Amount:  The maximum amount of the Loan as set forth in Section 4.1, as reduced by principal payments made from time to time.

Loan Closing or Loan Closing Date:  The date the Deed of Trust is recorded and all conditions to the initial disbursement of the Loan have been satisfied.

Loan Documents:  The collective reference to this Agreement, the documents and instruments listed in Section 0, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor’s obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreement, each as amended.  Notwithstanding any provision of this Agreement or any other Loan Document, none of the obligations of Borrower or Guarantor under the Environmental Indemnity or of Guarantor under the Payment Guaranty are secured by the Deed of Trust or any other collateral for the Loan.

Loan Closing or Loan Closing Date:  The date the Deed of Trust is recorded and all conditions to the initial disbursement of the Loan have been satisfied.

Major Subcontractor:  Any subcontractor under a Major Subcontract.

Major Subcontracts:  All subcontracts between the General Contractor and any subcontractors and material suppliers which provide for an aggregate contract price equal to or greater than $250,000.

Master Lease: The lease of the Property from Borrower to Master Tenant and approved by Lender.

Master Tenant: Emeritus Properties XVI, Inc., a Nevada corporation.

Material Adverse Change or material adverse change:  If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date:  May 1, 2011, or if extended for the Extension Term in accordance with Section 4.3, May 1, 2012.

Net Operating Income:  The net income of the Facility during the applicable period (computed in accordance with generally accepted accounting principles), before taxes, depreciation, amortization of intangible assets and before interest expense and management fees, decreased by (i) an annual replacement reserve of $300.00 per apartment Unit in the Facility, and (ii) an allowance for management fees equal to 5% of the Gross Revenues of the Facility.

Note:  A Promissory Note in the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

Obligations.  All obligations of Borrower under this Agreement and the other Loan Documents.

Operating Deficit:  For any calendar month, the amount by which the sum of (i) Operating Expenses and (ii) the monthly payment of principal and interest required on the Note exceeds the Gross Revenues.

Operating Expenses:  For any period, the actual costs and expenses of owning, operating, managing and maintaining the Property, determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis) (including, an annual replacement reserve of $300 per apartment Unit, a five percent (5%) vacancy factor and a management fee equal to five percent (5%) of Gross Revenues), excepting, however, (i) interest or principal due on the Loan and (ii) capital expenditures.

Organizational Documents:  (a) For any limited liability company, a true copy of the articles of organization or certificate of formation of such limited liability company evidencing the creation of such limited liability company, the limited liability company agreement or operating agreement of such limited liability company with all amendments thereto, certified by the manager or such authorized person of such limited liability company as being true, correct and complete, together with a current certificate of existence and good standing of such limited liability company issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business, (b) for any limited partnership, a true copy of the certificate of limited partnership of such limited partnership evidencing the creation of such limited partnership, the limited partnership agreement of such limited partnership with all amendments thereto, certified by the general partner or such authorized person of such limited partnership as being true, correct and complete, together with a current certificate of existence and good standing of such limited partnership issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business, and (c) for any corporation, a true copy of the articles of incorporation of such corporation evidencing the creation of such corporation, together with all amendments thereto, the bylaws of such corporation with all amendments thereto, certified by a responsible officer of such corporation as being true, correct and complete, together with a current certificate of existence and good standing of such corporation issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business.

Payment Guaranty:  The Limited Payment Guaranty of even date herewith from Guarantor to Lender.

Permitted Exceptions:  Those matters listed on Schedule B of the Title Policy to which title to the Property is subject at the Loan Closing and thereafter such other title exceptions as Lender may approve in writing.

Permitted Transfer:  (a) Residency Agreements entered into in the ordinary course of business provided the same are in the form reasonably approved by Lender without material modification and are in compliance with Laws, (b) arms-length non-residential Leases entered into by Borrower in the ordinary course of business for premises in the Facility intended for non-residential use, (c) Transfers of publicly traded stock in Guarantor on a nationally recognized securities exchange, (d) Transfer of all or substantially all of the stock or assets of Guarantor in a merger or consolidation of Guarantor with another entity, and (e) Any Transfer of shares of common stock, limited partnership interests limited liability company membership interests or other beneficial or ownership interests or other forms of securities in Borrower or in any direct or indirect owner of membership interests in Borrower so long as Guarantor retains Control of Borrower and directly or indirectly owns more than 50% of the membership interests in Borrower.

Plans and Specifications:  Detailed plans and specifications, as approved by Lender, referred to in Section 8.2(e) as modified from time to time in accordance with the terms hereof.

Prime Rate:  That interest rate established from time to time by KeyBank National Association as its Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.

Prime Rate Margin:  One percent (1%) per annum.

Pro-Forma Projection:  A pro forma statement of projected income and expenses of the Property.

Property:  The collective reference to (i) the real property legally described on Exhibit A attached, together with the Facility and all buildings, structures and improvements located or to be located thereon, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

Reimbursement Contracts: All managed care agreements, and all third party reimbursement contracts or programs for the Facility which are now or hereafter in effect with respect to Residents qualifying for coverage under the same, including Medicare, Medicaid, any successor or similar reimbursement program and private insurance agreements.

Required Permits:  A certificate of occupancy for the Facility issued by the City of Colorado Springs, Colorado, all licenses required under Law for use and occupancy of the Facility as an assisted living and Alzheimer care facility, and all other licenses, permits, certificates, approvals, authorizations and registrations required from any Governmental Authority in connection with the ownership, operation, use or occupancy of the Facility, including, without limitation, business licenses and food service licenses.

Resident:  Any person residing in the Facility.

Residency Agreements:  All agreements providing for residential occupancy of the Facility.

Security Agreement:  The Security Agreement of even date herewith from Borrower to Lender granting Lender a first lien on and security interest in all tangible and intangible personal property with respect to the Facility as security for the Obligations.

State:  The state in which the Property is located.

Title Insurer:  Chicago Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policy:  An ALTA Mortgagee’s Loan Title Insurance Policy with extended coverage issued by the Title Insurer and approved by Lender insuring the lien of the Deed of Trust as a valid first, prior and paramount lien upon the Property and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions and containing such endorsements as Lender may require.

Transfer:  (a) Any sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (i) all or any portion of the Property or any portion of any other security for the Loan, or (ii) all or any portion of Borrower’s right, title and interest (legal or equitable) in and to the Property or any portion of any other security for the Loan, (b) any issuance, sale, transfer, alienation, pledge, assignment, encumbrance, hypothecation or other disposition of (i) any membership interest in Borrower, or (ii) any ownership interest in any member of Borrower or in any entity which holds an interest in, or directly or indirectly controls any member of Borrower, or (c) any change in the identity of the manager or managing member of Borrower.

UCC-1 Financing Statement:  As defined in Section 4.2.

Unavoidable Delay:  Any delay in the construction of the Improvements, caused by natural disaster, fire, earthquake, floods, explosion, extraordinary adverse weather conditions, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes or lockouts for which Borrower has notified Lender in writing.

Unit:  Each apartment unit in the Facility.

2.2 Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Deed of Trust, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3.
BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows, which representations and warranties shall be true on the date of each disbursement of Loan proceeds as if made on and as of such date, except as otherwise disclosed by Borrower to Lender in writing prior to the date of such disbursement:

(a) Borrower has good and marketable fee simple title to the Property subject only to the Permitted Exceptions.

(b) Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened in writing, against Borrower or Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, Guarantor or the Property.  There are no pending Environmental Proceedings and Borrower has no knowledge of any Environmental Proceedings threatened in writing or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c) Borrower is a duly organized and validly existing limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower.

(d) Guarantor is a duly organized and validly existing corporation and has full power and authority to execute, deliver and perform all Loan Documents to which Guarantor is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Guarantor.

(e) Except to the extent the same have been obtained in writing and copies thereof provided to Lender prior to the Loan Closing Date, no consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor or partner of Borrower or Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Deed of Trust and the Assignment of Rents and the filing of the UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or Guarantor or which have been obtained as of any date on which this representation is made or remade.

(f) The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Deed of Trust and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect the Property, any part thereof, any interest therein, or the use thereof.

(g) There is no Default or Event of Default under this Agreement or the other Loan Documents.

(h) (i) No condemnation of any portion of the Property, (ii) no condemnation or relocation of any roadways abutting the Property, and (iii) no proceeding to deny access to the Property from any point or planned point of access to the Property, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

(i) The amounts set forth in the Budget present a full and complete itemization by category of all costs, expenses and fees which Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay to complete the Construction and operate the Facility (until the Facility achieves breakeven operations).  Borrower is unaware of any other such costs, expenses or fees which are material and are not covered by the Budget.

(j) Neither the construction of the Improvements nor the use of the Property presently or when completed will violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting the Property or any part thereof.  Neither the zoning authorizations, approvals or variances nor any other right to use the Property is to any extent dependent upon or related to any real estate other than the Land.  Borrower has obtained or shall diligently pursue obtaining all Required Permits, and all Required Permits already issued are in full force and effect, true and correct copies of which have been provided to Lender. All Governmental Approvals required for the Construction in accordance with the Plans and Specifications have been obtained or will be obtained prior to the Loan Closing, except for those approved by Lender, and all Laws relating to the Construction and operation of the Improvements have been complied with and all permits and licenses required for the operation of the Facility which cannot be obtained until the Construction is completed can be obtained if the Improvements are completed in accordance with the Plans and Specifications.

(k) The Facility is duly licensed as an “assisted living residence” by the Colorado Department of Health and is in compliance with all applicable Laws and regulations.

(l) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(m) All financial statements and other information previously furnished by Borrower or Guarantor to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or Guarantor has occurred since the respective dates of such statements and information.  Neither Borrower nor Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(n) Except as disclosed by Borrower to Lender in writing, (i) the Property is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of construction, maintenance and operation of the Property, is free of all Hazardous Material and is in compliance with all applicable Environmental Laws; (ii) neither Borrower nor, to the best knowledge of Borrower, any other person or entity, has ever caused or permitted any

Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Property, or any part thereof, and the Property has never been used (whether by Borrower or, to the best knowledge of Borrower, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Property nor Borrower is subject to any existing, pending, or, to the best of Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority, and the Property is not subject to any remedial obligations under any applicable Environmental Laws; and (iv) there is no underground tank, vessel, or similar facility for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting the Property.

(o) The Property is comprised of one or more parcels, each of which is taxed separately without regard to any other property and for all purposes the Property may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(p) Except for Residency Agreements which have been entered into in the ordinary course of operation of the Facility and disclosed to Lender in writing, Borrower has not entered into any Leases, subleases or other arrangements for occupancy of space within the Property.

(q) When the Construction is completed in accordance with the Plans and Specifications, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Property.

(r) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(s) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(t) Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(u) Borrower uses no trade name other than its actual name set forth herein.  The principal place of business of Borrower is as stated in Section 15.15.

(v) Borrower’s place of formation or organization is the State of Delaware and Borrower is duly qualified to conduct business in the State of Colorado.

(w) Neither Borrower nor Guarantor is (or will be) a person with whom Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(x) All statements set forth in the Recitals are true and correct.

3.2 Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Closing and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter.  It shall be a condition precedent to the Loan Closing and each subsequent disbursement that each of said representations and warranties is true and correct as of the date of such requested disbursement.  Each disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement.  In addition, at Lender’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

ARTICLE 4.
LOAN AND LOAN DOCUMENTS

4.1 Agreement to Borrow and Lend.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.  If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrower shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

(a) The maximum aggregate amount of the Loan shall not exceed the lesser of (i) Nine Million, Two Hundred Fifty Thousand and No/100 Dollars ($9,250,000.00), or (ii) 75% of the fair market value of the Property, as set out in the Appraisal of the Property approved by Lender hereunder.

(b) Subject to Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Closing and all conditions to disbursement under Article 8 and Article 10, provided that the Loan is In Balance, no Material Adverse Change has occurred with respect to Borrower, any Guarantor, or the Property and no Default or Event of Default has occurred and is continuing hereunder, at the Loan Closing, Lender will reimburse Borrower for a portion of the costs incurred by Borrower in connection with the development of the Property and the construction of the Improvements, to the extent provided for in the Budget.

(c) After the Loan Closing, Borrower shall be entitled to receive further successive disbursements of the proceeds of the Loan in accordance with Article 10 within ten (10) Business Days after compliance with all conditions precedent thereto, provided that (i) the Loan remains In Balance; (ii) Borrower has complied with all conditions precedent to disbursement from time to time including the requirements of Articles 8, 9 and 10; (iii) no Material Adverse Change has occurred with respect to Borrower, any Guarantor, or the Property and (iv) no

Event of Default and no Default exists hereunder or under any other Loan Document and there is no material default by Borrower.

(d) To the extent that Lender may have acquiesced in noncompliance with any conditions precedent to the Loan Closing or conditions precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(e) Borrower shall, prior to the Closing of the Loan, open an Operating Account.  Borrower authorizes Lender to disburse Loan proceeds by crediting the Operating Account;  provided, however, that Lender shall not be obligated to use such method.  Lender is further authorized to pay and principal or interest due upon the Note when and as same shall become due by debiting funds on deposit in the Operating Account.

4.2 Loan Documents.

Borrower agrees that it will, on or before the Loan Closing Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a) The Note.

(b) The Deed of Trust.

(c) The Assignment of Rents.

(d) The Payment Guaranty.

(e) The Environmental Indemnity.

(f) The Security Agreement.

(g) An Assignment and Subordination of Master Lease from Borrower and the Master Tenant in favor of Lender whereby the Master Lease is assigned to Lender as security for the Obligations and the Master Lease is subordinated to the Deed of Trust and the Obligations.

(h) A collateral assignment of construction documents, including, without limitation, the General Contract, all architectural and engineering contracts, Plans and Specifications, permits, licenses, approvals and development rights, together with consents to the assignment and continuation agreements from the General Contractor, the architects and other parties reasonably specified by Lender.

(i) Such other documents, instruments or certificates as Lender may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

Borrower authorizes Lender to file such UCC financing statements (each, a “UCC-1 Financing Statement”) as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.  The foregoing authorization includes Borrower’s irrevocable authorization for Lender at any time and from time to time to file any initial financing statements and amendments thereto that describe the collateral as “all assets” of Borrower or words of similar effect.

4.3 Term of the Loan; Extension Terms.

(a) All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.  Borrower shall have one (1) option to extend the Maturity Date (the “Extension Option”), for an additional twelve (12) month term (the “Extension Term”).

(b) Borrower may only exercise the Extension Option upon satisfying the following conditions:

(i) Borrower delivers written notice to Lender requesting the extension not more than sixty (60) days or less than thirty (30) days before the initial Maturity Date.

(ii) Construction of the Improvements has been completed in accordance with all requirements of this Agreement.

(iii) Borrower pays Lender an extension fee in the amount of $23,125.00.

(iv) As of the date the Extension Term is to commence, no less than 63 beds in the Facility shall be occupied by Residents under Residency Agreements meeting the requirements of this Agreement.

(v) The Debt Service Coverage Ratio A for Borrower’s fiscal quarter ending March 31, 2011, is no less than 1.40 to 1.00.

(vi) The Debt Service Coverage Ratio C for the immediately preceding three months is no less than 1.35 to 1.00.

(vii) There is then no Default or Event of Default hereunder, and no Default or Event of Default by the Augusta Borrower under the Augusta Loan Documents.

4.4 Payments.

(a) Borrower shall pay interest in arrears on the tenth (10th) day of every calendar month in the amount of all interest accrued and unpaid through the last day of the immediately preceding calendar month.

(b) On the tenth (10th) day of each month throughout the Extension Term, in addition to the monthly payments of interest on the Loan required hereunder, Borrower shall make payments of principal, each in the amount of $10,900.00.

(c) If at the time the Interest and Working Capital Reserve has been fully disbursed, the Debt Service Coverage Ratio B is less than 1.00 to 1.00, then within ten (10) Business Days after notice from Lender, Borrower agrees to make a payment of principal of the Loan in the amount necessary to achieve a Debt Service Coverage Ratio B of at least 1.00 to 1.00.  In lieu of such principal payment, Borrower may deposit an unconditional, irrevocable letter of credit in such amount with Lender, or pledge such other collateral for the Obligations as may be satisfactory to Lender in its sole and absolute discretion.  Any letter of credit shall be from an issuer and in form reasonable satisfactory to Lender.

(d) All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 12:00 noon Seattle time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(e) All principal shall be due and payable in full on the Maturity Date, as it may be extended hereunder.

4.5 Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, upon not less than seven (7) days prior written notice to Lender.

4.6 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) equal to the greater of four percent (4%) of the amount of such payment or Twenty-Five Dollars ($25.00), which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.

ARTICLE 5.
INTEREST

5.1 Interest Rate.

(a) The Loan will bear interest at the Adjusted LIBOR Rate which will be the Applicable Rate hereunder, unless the Default Rate is applicable.  Adjustments in the Adjusted LIBOR Rate shall occur on the first day of each calendar month throughout the initial term and any Extension Term.

(b) If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that no adequate basis exists for determining the LIBOR Rate, or (ii) that, due to circumstances affecting the London interbank market generally, the LIBOR Rate will not adequately and fairly reflect the cost to Lender of funding the Loan, or (iii) that any applicable Law or regulation or compliance therewith by Lender prohibits or restricts or makes impossible the charging of interest based on the LIBOR Rate, or (iv) that the Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay and Lender so notifies Borrower in writing, then until Lender notifies Borrower in writing that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable at the Adjusted Prime Rate.

(c) Interest at the Applicable Rate (whether the Adjusted LIBOR Rate or Default Rate, as applicable) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

5.2 Interest Rate Agreements.

(a) If Borrower institutes an interest rate hedging program through the purchase of an interest rate swap, cap or such other interest rate protection product (“Interest Rate Protection Product”) from Lender, Borrower shall enter into such party’s customary form of agreement (“Interest Rate Agreement”) relating to such Interest Rate Protection Product.  Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Lender shall constitute indebtedness evidenced by the Note and secured by the Deed of Trust and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lender of the proceeds of the Loan, shall exceed the face amount of the Note.

(b) Borrower hereby collaterally assigns to Lender any and all Interest Rate Protection Products purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan.  If Borrower obtains an Interest Rate Protection Product from a party other than Lender, Borrower shall deliver to Lender such third party’s consent to such collateral assignment.  No Interest Rate Protection Product purchased from a third party may be secured by an interest in Borrower or the Property.

ARTICLE 6.
COSTS OF MAINTAINING LOAN

6.1 Increased Costs and Capital Adequacy.

(a) Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:

(i) any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents; or

(ii) the maintenance by Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the July, 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrower under Section 6.1 (a) or (b) shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error.  Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period.  Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in Section 6.1(a) or 6.1(b) of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2 Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 7.
LOAN EXPENSE AND ADVANCES

7.1 Loan and Administration Expenses.

Except as otherwise provided in this Agreement and the other Loan Documents, Borrower unconditionally agrees to pay all reasonable out-of-pocket expenses of the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all fees and disbursements of Lender’s Consultant and Lender’s Environmental Consultant, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any Default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and reasonable counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and reasonable counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a Default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.  Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.

7.2 Loan Origination Fee.

Borrower shall pay to Lender on or before the Loan Closing Date a loan origination fee in the amount of $69,375.  Such fee is fully earned and non-refundable.

7.3 Construction Monitoring Fee.

Borrower shall pay to Lender on or before the Loan Closing Date a construction monitoring fee in the amount of $35,000.00.  Such fee is fully earned and non-refundable.

7.4 Lender’s Attorney Fees and Disbursements.

Borrower agrees to pay Lender’s reasonable attorney fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

7.5 Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred by Lender as of the Loan Closing as described in Section 7.1 above on the Loan Closing Date (unless sooner required herein).  At the time of the Loan Closing, Lender may pay from the proceeds of the initial disbursement of the Loan (to the extent provided for in the Budget) all Loan expenses.  Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan.  Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Lender for all such Loan expenses and fees (whether or not, at such time, there may be any undisbursed amounts of the Loan allocated in the Budget for the same).

7.6 Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Lender pursuant to Section 14.2, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Deed of Trust and the other Loan Documents.

7.7 Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (including the obligation to pay accrued interest upon the Loan when due) (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Deed of Trust and the other Loan Documents and shall bear interest at a rate per annum equal to the Applicable Rate (or Default Rate following an Event of Default).

ARTICLE 8.
CONDITIONS TO CLOSING AND DISBURSEMENT OF THE LOAN

8.1 Conditions to Closing.

Borrower agrees that Lender’s obligation to close the Loan and to make the initial advance of proceeds of the Loan at Closing is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its sole discretion:

(a) Loan Documents.  The Loan Documents shall have been duly executed and delivered to Lender and the Deed of Trust and the Assignment of Rents shall have been duly recorded and the UCC-1 Financing Statement duly filed.

(b) Title Policy.  Borrower shall have or shall have caused to be furnished to Lender the Title Policy together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Property or the use thereof.

(c) Survey.  Borrower shall have or shall have caused to be furnished to Lender an ALTA/ACSM “Class A” Land Title Survey of the Property.  The survey shall be made (and certified to have been made) as set forth in Exhibit B.  Such survey shall be sufficient to permit issuance of the Title Policy in the form required by this Agreement.  Such survey shall include the legal description of the Property.

(d) Insurance Requirements.  Lender shall have received and approved certificates of insurance evidencing that insurance coverage is in effect with respect to the Property and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit C, for which the premiums have been fully prepaid with endorsements reasonably satisfactory to Lender.

(e) No Litigation.  No litigation or proceedings shall be pending or threatened in writing which could reasonably be expected to cause a Material Adverse Change with respect to Borrower, Guarantor, or the Property.

(f) Required Permits.  To the extent the same have been issued, Lender shall have received and approved copies of all Required Permits for operation and occupancy of the Property.

(g) Residency Agreements and Rent Roll.  Lender shall have received and approved all Leases (if any) and Residency Agreements in effect, the form of Borrower’s standard Residency Agreement for the Property, and a current rent roll of the Property certified by Borrower to be complete and correct in all material respects.

(h) Attorney Opinion Letter.  Borrower shall have furnished to Lender a customary legal opinion from counsel for Borrower and Guarantor covering due authorization, execution and delivery and enforceability of the Loan Documents.

(i) Appraisal.  Lender shall have received and approved an Appraisal of the Property.

(j) Lien Searches.  Borrower shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements with respect to each Borrower, demonstrating the absence of adverse claims.

(k) Financial Statements.  Borrower shall have furnished to Lender current annual financial statements of Borrower, Guarantors and such other persons or entities connected with the Loan as Lender may reasonably request, each in form and substance and certified as acceptable to Lender.  Borrower and Guarantors shall provide such other additional financial information as Lender reasonably requires.

(l) Pro Forma Projection.  Borrower shall have furnished to Lender a Pro Forma Projection covering the succeeding five year period.

(m) Management Agreements.  Lender shall have received and approved any and all consulting and management agreements with respect to operation of the Facility and the same shall have been assigned to Lender as security for the Loan and subordinated to the Loan and the security for the Loan under assignment and subordination agreements satisfactory to Lender as set forth in Section 4.2(g) hereof.

(n) Flood Hazard.  Lender shall have received and approved evidence that the Property is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion.

(o) Zoning.  If the Title Policy does not include a zoning endorsement, Borrower shall have furnished to Lender a zoning letter or other evidence satisfactory to Lender regarding the zoning of the Property and compliance of the Property with zoning and similar laws.

(p) Organizational Documents.  Lender shall have received and approved the Organizational Documents for Borrower and Guarantor, together with certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents.

(q) No Default.  There shall be no Default or Event of Default by Borrower hereunder or by the Augusta Borrower under the Augusta Loan Documents.

(r) Environmental Report.  Lender shall have received and approved the Environmental Report which shall, at a minimum, (A) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at the Property, except as acceptable to Lender in its sole and absolute discretion, (B) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Property, including the results of leak detection tests for each underground storage tank located at the Property, if any, (C) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (D) confirm that any prior removal of Hazardous Material or underground storage tanks from the Property was completed in accordance with applicable Laws, and (E) confirm whether or not the Property is located in a wetlands district.

(s) Additional Documents.  Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding the Property, Borrower and Guarantor as Lender shall reasonably request.

8.2 Required Construction Documents.

Borrower shall cause to be furnished to Lender the following, in form and substance satisfactory to Lender’s Consultant in all respects, for Lender’s approval in its sole discretion prior to the Loan Closing:

(a) Fully executed copies of the following: (i) a fixed or guaranteed maximum price General Contract; (ii) Major Subcontracts in effect as of the Loan Closing Date; and (iii) all contracts with architects and engineers;

(b) A schedule of values, including a trade payment breakdown, setting forth a description of all contracts let by Borrower and/or the General Contractor for the design, engineering, construction and equipping of the Improvements;

(c) An initial sworn statement of the General Contractor, approved by Borrower, Architect and Lender’s Consultant covering all work done and to be done, together with lien waivers covering all work and materials for which payments have been made by Borrower prior to the Loan Closing;

(d) Copies of each of the Required Permits, except for those Required Permits which cannot be issued until completion of Construction, in which event such Required Permits shall be obtained by Borrower on a timely basis in accordance with all recorded maps and conditions, and applicable building, land use, zoning and environmental codes, statutes and regulations and will be delivered to Lender at the earliest possible date.  In all events the Required Permits to be delivered prior to the Loan Closing shall include full building permits.

(e) Full and complete detailed Plans and Specifications for the Improvements in duplicate, prepared by the Architect;

(f) The Construction Schedule;

(g) The Soil Report;

(h) A report from Lender’s Consultant which contains an analysis of the Plans and Specifications, the Budget, the Construction Schedule, the General Contract, all subcontracts then existing and the Soil Report.  Such report shall be solely for the benefit of Lender and shall contain (i) an analysis satisfactory to Lender demonstrating the adequacy of the Budget to complete the Improvements and (ii) a confirmation that the Construction Schedule is realistic.  Lender’s Consultant shall monitor construction of the Improvements and shall visit the Facility at least one (1) time each month, and shall certify as to amounts of construction costs for all requested fundings;

(i) The Architect’s Certificate executed by the Architect and in favor of Lender;

(j) Certification from an engineer or other professional reasonably acceptable to Lender in a form acceptable to Lender confirming that any wetlands located on the Land will not preclude the development of the Facility; and

(k) Such other papers, materials and documents as Lender may require with respect to the Construction.

8.3 Disbursements of Interest and Working Capital Reserve.

Provided there is then no Default or Event of Default, Lender will make monthly disbursements of the Interest and Working Capital Reserve in an amount equal to the interest accrued on the principal balance of the Loan for the immediately preceding month plus the amount of any Operating Deficit for the immediately preceding month.  As a condition to each such disbursement, by no later than the 10th day of each month, Borrower shall provide Lender with a request for disbursement (“Draw Request”) in such form as Lender may reasonably require which shall designate the amount of the requested disbursement from the Interest and Working Capital Reserve, shall calculate the Operating Deficit for the immediately preceding calendar month and shall be accompanied by such operating statements for the Property and other information as Lender may reasonably require in order to verify Borrower’s calculation of the Operating Deficit and Lender will use reasonable efforts to disburse such funds within five (5) Business Days after Lender’s receipt of the Draw Request and accompanying documentation.  Lender will apply that portion of each such disbursement allocated to payment of interest on the Loan to make such payments but nothing herein is intended or shall be construed to condition Borrower’s obligation to make the payments on the Note as and when the same are due if the funds in the Interest and Working Capital Reserve are not sufficient to make such payments or if Borrower has not met any conditions or requirements for any such disbursement from the Interest and Working Capital Reserve.

8.4 Disbursement of Earnout Proceeds

At the Loan Closing, proceeds of the Loan the amount of One Million, Five Hundred Twenty Nine Thousand, Five Hundred Thirty One and No/100 ($1,529,531.00) (“Earnout Proceeds”) shall be held back and reserved.  Lender shall have no obligation to disburse the Earnout Proceeds unless and until: (1) construction of the Improvements has been completed in accordance with the Plans and Specifications; (2) the Debt Service Coverage Ratio C for the preceding fiscal quarter is not less than 1:50 to 1:00; and (3) Borrower has satisfied all other conditions to disbursement contained in Article 8 and Article 10.  In no event, however, shall Lender be obligated to disburse Earnout Proceeds to the extent the disbursement would cause the aggregate Loan Amount to exceed 75% of the fair market value of the Property, as set out in the Appraisal of the Property approved by Lender hereunder.  The Earnout Proceeds shall only be made available as a one time, lump-sum disbursement to Borrower after all the conditions in this Section 8.4 have been satisfied.

ARTICLE 9.
BUDGET, CONTINGENCY AND BALANCING

9.1 Budget.

Disbursement of the Loan shall be governed by the Budget for the Facility in form and substance acceptable to Lender in Lender’s reasonable discretion.  The Budget shall specify the amount of cash equity invested in the Facility, and all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Facility.  The Budget shall include, in addition to the Budget Line Items described in Section 9.2 below, the Contingency Fund described in Section 9.3 below, and amounts satisfactory to Lender for soft costs and other reserves acceptable to Lender.  The initial Budget is attached hereto as Exhibit B and made a part hereof.  Once the Budget is approved by Lender all changes to the Budget shall in all respects be subject to the prior written approval of Lender.  Changes in the scope of construction work or to any construction related contract must be documented with a change order on the AIA Form G 701 or equivalent form.

9.2 Budget Line Items.

(a) The Budget shall include as line items (“Budget Line Items”), to the extent determined to be applicable by Lender in its reasonable discretion, the cost of all labor,

materials, equipment, fixtures and furnishings needed for the completion of Construction, and all other costs, fees and expenses relating in any way whatsoever to the Construction of the Improvements, leasing commissions, operating deficits, real estate taxes, and all other sums due in connection with Construction and operation of the Facility, the Loan, and this Agreement.  Borrower agrees that all Loan proceeds disbursed by Lender shall be used only for the Budget Line Items for which such proceeds were disbursed.

(b) Lender shall not be obligated to disburse any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item.

9.3 Contingency Fund.

(a) The Budget shall contain a Budget Line Item designated for the Contingency Fund.  Borrower may from time to time request that the Contingency Fund be reallocated to pay needed costs of the Improvement.  Such requests shall be subject to Lender’s written approval in its reasonable discretion.

(b) Borrower agrees that the decision with respect to utilizing portions of the Contingency Fund in order to keep the Loan In Balance shall be made by Lender in its reasonable discretion, and that Lender may require Borrower to make a Deficiency Deposit even if funds remain in the Contingency Fund.  Once the Facility begins to generate Net Operating Income, Borrower may only borrow from the Loan interest in excess of the Net Operating Income so generated.

9.4 Optional Method for Payment of Interest.

For Borrower’s benefit, the Budget includes a Budget Line Item for interest payments on the Loan and, with Lender’s approval, amounts due from Borrower under any Interest Rate Agreement with respect to the Loan.  Borrower hereby authorizes Lender from time to time, for the mutual convenience of Lender and Borrower, to disburse Loan proceeds to pay all the then accrued interest on the Note and to pay amounts due from Borrower under any Interest Rate Agreement with respect to the Loan, regardless of whether Borrower shall have specifically requested a disbursement of such amount.  Any such disbursement, if made, shall be added to the outstanding principal balance of the Note and shall, when disbursed, bear interest at the Applicable Rate.  The authorization hereby granted, however, shall not obligate Lender to make disbursements of the Loan for interest payments or any amount due under any Interest Rate Agreement (except upon Borrower’s qualifying for and requesting disbursement of that portion of the proceeds of the Loan allocated for such purposes in the Budget) nor prevent Borrower from paying accrued interest or amounts due under any Interest Rate Agreement from its own funds.

9.5 Loan In Balance.

Notwithstanding any other provision in this Agreement or the other Loan Documents which may be to the contrary, it is expressly understood and agreed that in Lender’s reasonable discretion, the Loan shall at all times be “In Balance”, on a Budget Line Item and an aggregate basis.  The Loan shall be deemed to be “In Balance” in the aggregate only when the total of the undisbursed portion of the Loan less the Contingency Fund equals or exceeds the aggregate of

(a) the costs required to complete the construction of the Improvements in accordance with the Plans and Specifications and the Budget; (b) the amounts to be paid as retainages to persons who have supplied labor or materials to the Facility; (c) the amount in excess of the projected Net Operating Income required to pay interest on the Loan through the Maturity Date; and (d) all other hard and soft costs not yet paid for in connection with the Facility, as such costs and amounts described in clauses (a), (b), (c) and (d) may be estimated and/or approved in writing by Lender from time to time.  Borrower agrees that if for any reason, in Lender’s reasonable discretion, the amount of such undistributed Loan proceeds shall at any time be or become insufficient for such purpose regardless of how such condition may be caused, Borrower will, within ten (10) days after written request by Lender, deposit the deficiency with Lender (“Deficiency Deposit”).  The Deficiency Deposit shall first be exhausted before any further disbursement of Loan proceeds shall be made.  Lender shall not be obligated to make any Loan disbursements if and for as long as the Loan is not In Balance.

9.6 Balancing Obligation.

If at the time the Interest and Working Capital Reserve has been fully disbursed, the Debt Service Coverage Ratio B is less than 1.00 to 1.00, within ten (10) Business Days after notice from Lender to Borrower of the last disbursement of the Interest and Working Capital Reserve, Borrower agrees to provide to Lender a Pro Forma Projection covering the next twelve (12) month period, which Pro Forma Projection shall be in form and substance reasonably satisfactory to Lender and shall estimate the Operating Deficit for such twelve (12) month period (taking into account any principal reduction [or letter of credit or other collateral which shall be treated as if it were a principal reduction] required under Section 4.4(c) above).  Pursuant to such approved Pro Forma Projection, Borrower shall deposit or shall cause to be deposited the amount of the estimated Operating Deficit, as approved by Lender, with Lender and Lender will disburse the amount deposited to cover Operating Deficits on the same terms and conditions as disbursements from the Interest and Working Capital Reserve.  Any such funds which have not been disbursed by the end of the twelve (12) month period covered by the Pro Forma Projection shall be disbursed to Borrower within five (5) days after Borrower’s written request to Lender provided there is then no Default or Event of Default.  Borrower pledges and assigns any funds so deposited with Lender to Lender as security for the Obligations and grants Lender a security interest therein and agrees with Lender that upon the occurrence of an Event of Default, Lender may apply such funds against the Obligations in such order as Lender may determine in its sole and absolute discretion.

ARTICLE 10.
DISBURSEMENT CONDITIONS

10.1 Monthly Disbursements.

After the Loan Closing, further disbursements of the proceeds of the Loan shall be made during Construction from time to time as Construction progresses, but no more frequently than once in each calendar month.  At Lender’s option, disbursements may be made by Lender into an escrow and subsequently disbursed to Borrower by the Title Insurer.  If such option is exercised, those Loan proceeds shall be deemed to be disbursed to Borrower from the date of deposit into that escrow and interest shall accrue on those proceeds from that date.

10.2 Documents to be Furnished for Each Disbursement.

As a condition precedent to each disbursement of the Loan proceeds, including the initial disbursement at the Loan Closing, Borrower shall furnish or cause to be furnished to Lender the following documents covering each disbursement, in form and substance satisfactory to Lender:

(a) A completed Borrower’s Certificate in the form of Exhibit C attached hereto and made a part hereof and a completed Soft and Hard Cost Requisition Form in a form approved by Lender, each executed by the Authorized Representative;

(b) A completed standard AIA Form G702 and Form G703 signed by the General Contractor, subcontractors, and the project engineer, together with General Contractor’s sworn statements and unconditional waivers of lien, and all subcontractors’, material suppliers’ and laborers’ conditional waivers of lien, covering all work to be paid with the proceeds of the prior draw requests;

(c) Such invoices, contracts or other supporting data as Lender may require to evidence that all costs for which disbursement is sought have been incurred;

(d) Paid invoices or other evidence satisfactory to Lender that fixtures and equipment have been paid for and are free of any lien or security interest therein;

(e) An endorsement to the Title Policy issued to Lender covering the date of disbursement and showing the Deed of Trust as a first, prior and paramount lien on the Property subject only to the Permitted Exceptions real estate taxes that have accrued but are not yet due and payable and particularly that nothing has intervened to affect the validity or priority of the Deed of Trust;

(f) Copies of any executed Change Orders on standard AIA G701 form which have not been previously furnished to Lender;

(g) Copies of all construction contracts (including subcontracts) which have been executed since the last disbursement, together with any Bonds obtained or required to be obtained with respect thereto;

(h) All Required Permits;

(i) Satisfactory evidence that all Government Approvals have been obtained for development of the Property;

(j) Such other instruments, documents and information as Lender or the Title Insurer may reasonably request.

Disbursements shall be made approximately ten (10) days after receipt of all information required by Lender to approve the requested disbursements.

10.3 Other Conditions and Requirements.

As a condition precedent to each disbursement of the Loan proceeds, including the initial disbursement at the Loan Closing, each of the following conditions and requirements must be satisfied:

(a) There is then no Event of Default and no event, circumstance or condition which with notice or the passage of time or both would be an Event of Default.

(b) Borrower is in full compliance with the requirements of Section 9.5 of this Agreement.

(c) Lender, in Lender’s reasonable opinion, is not prohibited from disbursing under any applicable lien laws or stop notice statutes.

(d) There has been no Material Adverse Change with respect to Borrower, Guarantor or the Property.

(e) All representations and warranties of Borrower under Agreement and under the other Loan Documents are true and correct as of the date of disbursement.

10.4 Retainages.

At the time of each disbursement of Loan proceeds, retainage in the amount of ten percent (10%) of the total amount (or as provided in the General Contract or the various subcontracts or supply contracts) then due the General Contractor and the various contractors, subcontractors and material suppliers for costs of Construction shall be withheld from the amount disbursed.  The retained Loan amounts for Construction costs will be disbursed only at the time of the final disbursement of Loan proceeds under Section 10.7 below; provided, however, upon the satisfactory completion of fifty percent (50%) of the work with respect to any trade, the retainage for such trade may be reduced to five percent (5%).  Furthermore, upon the satisfactory completion of one hundred percent (100%) of any trade (including any trade performed by General Contractor), or the delivery of all materials pursuant to a purchase order in accordance with the Plans and Specifications as certified by the Architect and Lender’s Consultant, Lender may decide on a case by case basis (but shall not be obligated) to permit retainages with respect to such trade or order, as the case may be, to be disbursed to Borrower upon Lender’s Consultant’s approval of all work and materials and Lender’s receipt of a final waiver of lien with respect to such completed work or delivered materials.

10.5 Disbursements for Materials Stored On-Site.

Any requests for disbursements which in whole or in part relate to materials, equipment or furnishings which Borrower owns and which are not incorporated into the Improvements as of the date of the request for disbursement, but are to be temporarily stored at the Property, shall be made in an aggregate amount not to exceed $250,000.  Any such request must be accompanied by evidence satisfactory to Lender that (i) such stored materials are included within the coverages of insurance policies carried by Borrower, (ii) the ownership of such materials is vested in Borrower free of any liens and claims of third parties, (iii)  such materials are properly insured and protected against theft or damage, (iv) the materials used in the

Construction are not commodity items but are uniquely fabricated for the Construction, (v) Lender’s Consultant has viewed and inspected the stored materials, and (vi) in the opinion of Lender’s Consultant the stored materials are physically secured and can be incorporated into the Facility within forty five (45) days.  Lender may require separate Uniform Commercial Code financing statements to cover any such stored materials.

10.6 Disbursements for Offsite Materials.

Lender may in its sole discretion, but shall not be obligated to, make disbursements for materials stored off-site, in which event all of the requirements of Section 10.5 shall be applicable to such disbursement as well as any other requirements which Lender may, in its sole discretion, determine are appropriate under the circumstances.

10.7 Final Disbursement for Construction.

Lender will advance to Borrower the final disbursement for the cost of Construction (including retainages) when the following conditions have been complied with, provided that all other conditions in this Agreement for disbursements have been complied with:

(a) The Improvements have been fully completed and equipped in accordance with the Plans and Specifications free and clear of mechanics’ liens and security interests and are ready for occupancy;

(b) Borrower shall have furnished to Lender “all risks” casualty insurance in form and amount and with companies satisfactory to Lender in accordance with the requirements contained herein;

(c) Borrower shall have furnished to Lender copies of all licenses and permits required by any Governmental Authority having jurisdiction for the occupancy of the Improvements and the operation thereof, including a certificate of occupancy from the municipality in which the Facility is located, or a letter from the appropriate Governmental Authority that no such certificate is issued;

(d) Borrower shall have furnished a plat of survey covering the completed Improvements in compliance with Section 8.1(c);

(e) All fixtures, furnishings, furniture, equipment and other property required for the operation of the Facility shall have been installed free and clear of all liens and security interests, except in favor of Lender;

(f) Borrower shall have furnished to Lender copies of all final waivers of lien and sworn statements from contractors, subcontractors and material suppliers and an affidavit from the General Contractor in accordance with the mechanic’s lien law of the State or as otherwise established by Lender;

(g) Borrower shall have furnished to Lender a certificate from the Architect or other evidence satisfactory to Lender dated at or about the Completion Date stating that (i) the Improvements have been completed in accordance with the Plans and Specifications, and (ii) the Improvements as so completed comply with all applicable Laws; and

(h) Lender shall have received a certificate from Lender’s Consultant for Lender’s sole benefit that the Improvements have been satisfactorily completed in accordance with the Plans and Specifications.

If Borrower fails to comply with and satisfy any of the final disbursement conditions contained in this Section 10.7 within sixty (60) days after the Completion Date, such failure shall constitute an Event of Default hereunder.

ARTICLE 11.
OTHER COVENANTS

Borrower further covenants and agrees as follows:

11.1 Construction of Improvements.

The Improvements shall be constructed and fully equipped in a good and workmanlike manner with materials of high quality, strictly in accordance with the Plans and Specifications (or in accordance with any changes therein that may be approved in writing by Lender or as to which Lender’s approval is not required), and such construction and equipping will be commenced on or before the Construction Commencement Date and prosecuted with due diligence and continuity in accordance with the Construction Schedule and fully completed not later than the Completion Date.  The Improvements shall not be deemed to be completed until satisfaction of the conditions for the final disbursement of Loan proceeds under Section 10.7.  The Completion Date shall be extended in writing by Lender by the number of days resulting from any Unavoidable Delay in the construction of the Improvements, (but under no circumstances shall Lender be obligated to extend the Completion Date beyond the date which is twelve (12) months before the original Maturity Date; provided that Lender shall not be obligated to grant any such extension unless (a) Borrower gives notice of such delay to Lender within ten (10) days of learning of the event resulting in such delay, (b) after giving effect to the consequences of such delay, the Loan shall remain In Balance and (c) such delay is permitted under each of the Leases, or Borrower obtains a written extension from each Tenant whose Lease does not permit such delay.

11.2 Changes in Plans and Specifications.

No changes will be made in the Plans and Specifications without the prior written approval of Lender; provided, however, that Borrower may make changes to the Plans and Specifications if (i) Borrower notifies Lender in writing of such change within seven (7) days thereafter; (ii) Borrower obtains the approval of all parties whose approval is required, including any tenants under Leases, sureties, and any Governmental Authority to the extent approval from such parties is required; (iii) the structural integrity of the Improvements is not impaired; (iv) no material change in architectural appearance is effected; (v) the performance of the mechanical, electrical, and life safety systems of the Improvements is not affected; and (vi) the cost of or reduction resulting from any one such change does not exceed $50,000, or when added to other changes not requiring the approval of Lender, the resulting aggregate cost or reduction does not exceed $100,000.

11.3 Inspection by Lender.

Borrower will cooperate with Lender in arranging for inspections by representatives of Lender of the progress of Construction from time to time including an examination of (i) the Improvements, (ii) all materials to be used in the Construction, (iii) all plans and shop drawings which are or may be kept at the construction site, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements, (v) all work done, labor performed, materials furnished in and about the Improvements, (vi) all books, contracts and records with respect to the Improvements, and (vii) any other documents relating to the Improvements or the Construction. Borrower shall cooperate with Lender’s Consultant to enable him to perform his functions hereunder and will promptly comply with Lender’s requirements and remove any dissatisfaction regarding Construction of the Improvements or the progress thereof.

11.4 Mechanics’ Liens and Contest Thereof.

Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Property, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof.

11.5 Renewal of Insurance.

Borrower shall cause insurance policies to be maintained in compliance with this Agreement at all times.  Borrower shall timely pay all premiums on all insurance policies required hereunder, and as and when any policies of insurance may expire, furnish to Lender, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Lender in accordance with Section 8.1(d).

11.6 Payment of Taxes.

Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Property before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest in good faith any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Property or any part thereof or any interest therein, (ii) Borrower has notified Lender of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount reasonably satisfactory to Lender, and has increased the amount of such security so deposited promptly after Lender’s reasonably request therefor.  If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note).  Borrower shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

11.7 Tax and Insurance Escrow Accounts.

Borrower shall, following the written request of Lender after the occurrence of any delinquency in payment of taxes or insurance premiums or after the occurrence of any Event of Default, make insurance and tax escrow deposits, in amounts reasonably determined by Lender from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Lender in Lender’s name and under its sole dominion and control.  All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Lender’s holding of the escrow account, nothing herein shall obligate Lender to pay any insurance premiums or real property taxes with respect to any portion of the Property unless any Event of Default has been cured to the satisfaction of Lender.  If the Event of Default has been satisfactorily cured, Lender shall make available to Borrower such funds as may be deposited in the escrow account from time to time for Borrower’s payment of insurance premiums or real property taxes due with respect to the Property.

11.8 Personal Property.

All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Property shall always be located at the Property and shall be kept free and clear of all liens, encumbrances and security interests.

11.9 Leasing Restrictions.

Without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), Borrower shall not (i) enter into any non-residential Lease other than arms-length Leases of non-residential space in the Facility entered into in the ordinary course of business, (ii) accept any rental payment under any Lease more than one month in advance of its due date (except in circumstances where a Resident of the Property intends to be away from the Property for a period in excess of one month), or (iii) enter into any Lease or occupancy agreement other than arms-length transactions in the ordinary course of operation of the Property.  Borrower will not enter into any residential Lease for a term of more than one year without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and all residential Leases shall be on a form approved by Lender without material modification.  All rents, including all pre-paid rents, will be promptly deposited in Borrower’s operating account maintained with Lender.

11.10 Defaults Under Leases.

Borrower will not suffer or permit any material breach or default to occur in any of Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any material requirement of any Lease.  Borrower will promptly notify Lender in the event of any default by a non-residential tenant under its Lease.

11.11 Condition of Property.

Borrower will keep all buildings, improvements and equipment located on or used or useful in connection with the Property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition.

11.12 Inventory and Equipment.

Borrower will maintain sufficient inventory and equipment of types and quantities at the Property to adequately operate the Property.

11.13 Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.4) will pay Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any reasonable attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Property, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Property, or to attempt to enforce any security interest or lien in any portion of the Property, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any reasonable out-of-pocket expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

11.14 Appraisals.

Lender shall have the right to obtain a new or updated Appraisal of the Property from time to time.  Borrower shall cooperate with Lender in this regard.  If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request.

11.15 Financial Information.

Borrower shall deliver or cause to be delivered to Lender the following, all of which shall be in form satisfactory to Lender:

(a) Internally prepared monthly financial statements for the Borrower, including occupancy statistics for the Property, within 30 days after the end of each calendar month;

(b) Quarterly internally prepared financial statements for Guarantor within 60 days after the end of each fiscal quarter, certified as correct and complete by the chief financial officer of Guarantor.

(c) Annual consolidated and consolidating financial statements for Guarantor, within 120 days after the end of each fiscal year, which financial statements shall be audited by a CPA acceptable to Lender.

(d) Quarterly internally prepared financial statements for Borrower within 30 days after the end of each fiscal quarter, certified as correct and complete by the chief financial officer of Borrower.

(e) Quarterly Compliance Certificates in the form of Exhibit D attached with respect to the financial covenants described in Section 11.29 below, within 30 days after the end of each fiscal quarter.

(f) Annual financial statements for Borrower within 120 days after the end of each fiscal year.

(g) Copies of all state or federal regulatory, survey or reimbursement reports or documentation regarding the Property, promptly after the issuance thereof.

All such financial statements shall be in a format approved by Lender.  Borrower shall provide such additional financial information Lender reasonably requires.  Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records regarding the Property.

11.16 Lost Note.

Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

11.17 Indemnification.

Borrower shall indemnify Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the operation or maintenance of the Property; (ii) any breach of representation or warranty, Default or Event of Default; or (iii) any other matter arising in connection with the Loan, Borrower or the Property.  No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.  The foregoing indemnification shall survive repayment of the Loan and shall continue to benefit Lender following any assignment of the Loan with respect to matters arising or accruing prior to such assignment.

11.18 No Additional Debt.

Except for the Loan, Borrower shall not incur any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred.

11.19 Compliance With Laws.

Borrower shall comply with all applicable and material requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Property.

11.20 Organizational Documents.

Without the prior written consent of Lender, not to be unreasonably withheld, Borrower shall not permit or suffer (i) a material amendment or modification of its Organizational Documents, (ii) the admission of any new member, or (iii) any dissolution or termination of its existence.

11.21 Management Contracts.

Borrower shall not enter into, modify, amend, terminate or cancel any management contracts for the Property or agreements with agents or brokers, without the prior written approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed.

11.22 Furnishing Notices.

Borrower shall provide Lender with copies of all material notices pertaining to the Property received by Borrower from Guarantor, any Governmental Authority or insurance company within seven (7) days after such notice is received.

11.23 Construction Contracts.

Borrower shall not enter into, modify, amend, terminate or cancel any contracts for the Construction, without the prior written approval of Lender, which approval shall not be unreasonably withheld.  Borrower will furnish Lender promptly after execution thereof executed copies of all contracts between Borrower, architects, engineers and contractors and all subcontracts between the General Contractor or contractors and all of their subcontractors and suppliers, which contracts and subcontracts may not have been furnished pursuant to Section 8.2(a) at the time of the Loan Closing.

11.24 Correction of Defects.

Within five (5) days after Borrower acquires knowledge of or receives notice of a defect in the Improvements or any departure from the Plans and Specifications, or any other requirement of this Agreement, Borrower will proceed with diligence to correct all such defects and departures.

11.25 Hold Disbursements in Trust.

Borrower shall receive and hold in trust for the sole benefit of Lender (and not for the benefit of any other person, including, but not limited to, contractors or any subcontractors) all advances made hereunder directly to Borrower, for the purpose of paying costs of Construction in accordance with the Budget.  Borrower shall use the proceeds of the Loan solely for the payment of costs as specified in the Budget.  Borrower will pay all other costs, expenses and fees relating to the acquisition, equipping, use and operation of the Facility.

11.26 Foundation Survey.

Not later than thirty (30) days after completion of the foundation with respect to the Improvements, Borrower shall furnish to Lender a survey of the Land with the foundation of the Improvements located thereon, and also satisfying the requirements set forth in Section 8.1(c).

11.27 Alterations.

Without the prior written consent of Lender, Borrower shall not make any material alterations to the Facility (other than completion of the Construction in accordance with the Plans and Specifications).

11.28 Authorized Representative.

Borrower hereby appoints Eric Mendelsohn as its authorized representative (“Authorized Representative”) for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan.  The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower.  All actions by the Authorized Representative shall be final and binding on Borrower.  Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative.  No more than one person shall serve as Authorized Representative at any given time.

11.29 Financial Covenants.

(a) Minimum Occupancy.  Borrower covenants to make progress in occupancy of the Facility in accordance with the following schedule:  An apartment Unit in the Facility shall be considered occupied when a Resident is in actual occupancy on a full rent-paying basis under a Residency Agreement in the form approved by Lender without material modification.

Covenant Test Date	Required No. of Units Occupied
June 30, 2008	30
September 30, 2008	31
December 31, 2008	31
March 31, 2009	31
June 30, 2009	36
September 30, 2009	40
December 31, 2009	43
March 31, 2010	48
June 30, 2010	51
September 30, 2010	56
December 31, 2010	61
March 31, 2011	66

(b) Minimum Debt Service Coverage.  Borrower agrees that the minimum Debt Service Coverage Ratio A will meet the following schedule:

Covenant Test Date	Required Debt Service Coverage Ratio A
March 31, 2010	1.00
June 30, 2010	1.00
September 30, 2010	1.20
December 31, 2010	1.30
March 31, 2011	1.50
June 30, 2011[1]	1.40
September 30, 2011	1.40
December 31, 2011	1.40
March 31, 2012	1.40

11.30 Single Purpose Entity Provisions.

(a) The sole purpose for which Borrower is organized is to acquire, own, hold, maintain and operate the Property, together with such other activities as may be necessary or advisable in connection with such limited purpose.  Borrower shall not engage in any business, and it shall have no purpose, unrelated to the foregoing purpose and shall not acquire any real property or own assets other than those in furtherance of the limited purposes of Borrower.

(b) Borrower shall have no authority to perform any act in violation of any (i) applicable laws or regulations or (ii) the Loan Documents.

(c) Borrower shall not during the term of the Loan and/or prior to the full and indefeasible repayment of the Loan:

(i) except as permitted by Lender in writing, make any loans to any member of Borrower or any Affiliate of any member;

(ii) dissolve, wind up or liquidate Borrower;

(iii) merge, consolidate or acquire all or substantially all of the assets of any other entity; or

(iv) change the nature of the business of Borrower.

(d) Borrower shall not, and no person or entity on behalf of Borrower shall: (a) institute proceedings to be adjudicated bankrupt or insolvent; (b) consent to the institution of bankruptcy or insolvency proceedings against Borrower; (c) file a petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy; (d) consent to the appointment of a receiver, liquidator, assignee, trustee,

1 Commencing with this quarter, the Debt Service component of Debt Service Coverage includes principal amortization.

sequestrator (or other similar official) of Borrower or a substantial part of its property; (e) make any assignment for the benefit of creditors; (f) admit in writing Borrower’s inability to pay its debts generally as they become due or declare or effect a moratorium on its debts; or (g) take any action in furtherance of any such action.

(e) Borrower shall at times observe the applicable legal requirements for the recognition of Borrower as a legal entity separate from any of its Affiliates, including, without limitation, as follows:

(i) Borrower shall hold itself out to the public (including any of its Affiliates’ creditors) under Borrower’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate.

(ii) Borrower shall observe all customary formalities regarding the existence of Borrower.

(iii) Borrower shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized members and agents.  No Affiliate shall be appointed or act as agent of Borrower, other than, as applicable, a property manager with respect to the Property.

(iv) Investments shall be made in the name of Borrower directly by Borrower or on its behalf by brokers engaged and paid by Borrower or its agents.

(v) Borrower is and will be solvent.

(vi) Borrower shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or other person or entity.

(vii) Borrower shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, if any, only out of its own separate funds and assets.

(viii) Borrower shall at all times be adequately capitalized to engage in the transactions contemplated at its formation.

(ix) Borrower shall not do any act which would make it impossible to carry on the ordinary business of Borrower.

(x) None of Borrower’s funds shall be invested in securities issued by, nor shall Borrower acquire the indebtedness or obligation of, any Affiliate.

(xi) Borrower shall correct any misunderstanding that is known by Borrower regarding its name or separate identity.

(f) Any indemnification obligation of Borrower in favor of its members or any other Affiliate shall (i) be fully subordinated to the Loan and (ii) not constitute a claim against

Borrower or its assets until such time as the Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged.

11.31 Right of First Refusal.

Borrower grants Lender a right of first refusal (“Lender’s ROFR”) with respect to any refinancing of the Loan.  Lender (which, as used in this paragraph includes any Affiliate of Lender) shall have the right, but not the obligation, to match the terms of any such financing offered to Borrower by any reputable institutional real estate lender.  If within 30 days after Lender receives a copy of any such firm financing offer to Borrower from a reputable institutional real estate lender, Lender offers Borrower financing on terms which, in the reasonable judgment of Borrower and Lender, are comparable in all material respects to the terms of any such offered financing, Borrower may decline to accept the financing offered by Lender only if Borrower pays Lender a fee in the amount of $92,500.00 (the “Termination Fee”), due and payable when the Loan is due in full or is paid in full, whichever is earlier, and such fee shall be included in the indebtedness secured by the Deed of Trust.  If Lender does not offer Borrower financing on terms which, in the reasonable judgment of Borrower and Lender, are comparable in all material respects to the terms of any such offered financing, Borrower shall not be obligated to pay any Termination Fee or any other fees to Lender in connection with the refinancing of the Loan.  Lender’s ROFR is personal to Lender and shall not be subject to any assignment by Lender without Borrower’s prior written consent.

11.32 Post-Closing Property Condition Report.

On or before May 30, 2008, time being of the essence, Borrower shall cause to be furnished to Lender, in form and substance satisfactory to Lender, a property condition report (“Property Condition Report”) which describes the condition of the Facility and identifies defects and all reasonably necessary or prudent repairs and/or replacements.

11.33 Post-Closing Rehabilitation Contract.

Borrower shall execute a contract for renovation and rehabilitation of the Facility in form and substance acceptable to Lender on or before June 30, 2008, time being of the essence (“Post-Closing Condition”).  The contract for renovation and rehabilitation shall include in its scope of work the remediation of all defects and all reasonably necessary or prudent repairs and/or replacements identified in the Property Condition Report.  Until the Post-Closing Condition has been satisfied, Lender will have no obligation to disburse any proceeds of the Loan allocated in the Budget for renovation or rehabilitation of the Facility.

ARTICLE 12.
CASUALTIES AND CONDEMNATION

12.1 Lender’s Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of Section 12.1(b) below, Lender may elect to collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges.  Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower.

(b) Notwithstanding anything in Section 12.1(a) to the contrary, in the event of any casualty to the Property or any condemnation of part of the Property, Lender agrees to make the Proceeds available to pay costs of restoration of the Property if (i) there is then no Default or Event of Default, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Property (together with undisbursed proceeds of the Loan, if any, allocated for the cost of Construction of the Improvements and any sums or other security acceptable to Lender deposited with Lender by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) if the cost of restoration exceeds ten percent (10%) of the Loan Amount, in Lender’s sole determination after completion of restoration the Loan Amount will not exceed 65% of the fair market value of the Property, (vi) in Lender’s reasonable determination, the Property can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vii) Guarantor reaffirms its Guaranty in writing, and (viii) in Lender’s reasonable determination, such restoration is likely to be completed not later than three (3) months prior to the Maturity Date.

12.2 Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness of Borrower under this Agreement or any of the other Loan Documents, as provided in Section 12.1 above, Borrower shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Lender;

(b) In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction as aforesaid; and

(c) In the event the Proceeds and the available proceeds of the Loan are insufficient to assure Lender that the Loan will be In Balance, promptly deposit with Lender any amount necessary to place the Loan In Balance; and

(d) Promptly proceed with construction of the Property, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Lender may condition the disbursement of Proceeds and other funds deposited with Lender for the cost of restoration on Lender’s reasonable approval of the plans and specifications for the restoration, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage completion of construction, application of payments and satisfaction of liens as Lender may reasonably require.

ARTICLE 13.
ASSIGNMENTS BY LENDER AND BORROWER

13.1 Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan.  Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights under the Loan Documents.

13.2 Prohibition of Assignments and Transfers by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.  Without the prior written consent of Lender, in Lender’s sole discretion, Borrower shall not suffer or permit any Transfer other than a Permitted Transfer.

13.3 Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 13.2 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Property, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA.  Borrower agrees to indemnify and hold Lender free and harmless from and against all losses, reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses), taxes, damages and reasonable expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions.  The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

13.4 Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 13, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 14.
DEFAULT

14.1 Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrower to make any payment of principal or interest on the Note within five (5) days after the date when due.

(b) Failure by Borrower to pay the Loan in full by the Maturity Date.

(c) Failure of Borrower to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable.

(d) Failure of Borrower for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s written notice; provided however that if a different notice or grace period is specified under any other subsection of this Section 14.1 with respect to a particular breach, the specific provision shall control.

(e) The disapproval, based on reasonable cause, by Lender’s Consultant at any time of any construction work and failure of Borrower to cause the same to be corrected to the satisfaction of Lender within the cure period provided in Section 14.1(d) above.

(f) A delay in the Construction or a discontinuance for a period of fifteen (15) days after written notice from Lender concerning such delay or discontinuance (subject to Unavoidable Delays), or in any event a delay in Construction so that the same is not, in Lender’s reasonable judgment (giving due consideration to the assessment of Lender’s Consultant), likely to be completed on or before the Completion Date.

(g) The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a contract with a new contractor satisfactory to Lender within thirty (30) days from the occurrence of such bankruptcy or insolvency.

(h) Any Transfer or other disposition in violation of Article 13.

(i) If any material warranty, representation, statement, report or certificate made now or hereafter by Borrower or Guarantor is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures (or causes the cure of) said breach (i) within the notice and cure period provided in Section 14.1(c) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in Section 14.1(d) above for any other breach.

(j) Borrower or Guarantor shall commence a voluntary case concerning Borrower or Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or Guarantor under Bankruptcy Code and relief is ordered against Borrower or Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or Guarantor; or Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to Borrower or Guarantor; or there is commenced against Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or Borrower or Guarantor fails to controvert in a timely manner any such case under Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(k) Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(l) If Borrower is enjoined, restrained or in any way prevented by any court order from operating the Property.

(m) One or more final judgments are entered (i) against Borrower in amounts aggregating in excess of $100,000 or (ii) against Guarantor in amounts aggregating in excess of $250,000, and said judgments are not satisfied, stayed or bonded over within thirty (30) days after entry.

(n) If Borrower or Guarantor shall fail to pay any debt (which term shall not include judgments under clause (j) above) owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $100,000 and Guarantor’s maximum liability does not exceed $250,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(o) If a Material Adverse Change occurs with respect to Borrower, the Property or Guarantor.

(p) The occurrence of an “Event of Default” as defined in the Loan Agreement  dated April 25, 2008 between Lender and Emerikeyt Fairways of Augusta LLC, a Delaware limited liability company (“Augusta Borrower”), providing for a loan from Lender to Augusta Borrower in the amount of Three Million, Seven Hundred Ninety Thousand and No/100 Dollars ($3,790,000.00) (the “Augusta Loan”), or any of the ancillary loan documents of even date therewith (“the Augusta Loan Documents”), including but not limited to the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (“Augusta Mortgage”) on real property located in the City of Augusta, County of Butler, State of Kansas, and legally described in the Augusta Mortgage (the “Augusta Property”).

(q) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

14.2 Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Take possession of the Property and complete the Construction and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others.  Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution to complete the Construction in the name of Borrower; to use unadvanced funds remaining under the Note or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Note, to complete the Construction; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Construction in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Property; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Improvements; to take action and require such performance as it deems necessary under any of the Bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b) Withhold further disbursement of the proceeds of the Loan and/or terminate Lender’s obligations to make further disbursements hereunder;

(c) Declare the Note to be immediately due and payable;

(d) Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such Event of Default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(e) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 14.1(j), all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 15.
GENERAL PROVISIONS

15.1 Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement; provided, however, that if any payment or performance is due on day that is not a Business Day, such payment or performance shall be due on the Business Day immediately following such date.

15.2 Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

15.3 Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

15.4 Governing Law.

Borrower’s and Guarantor’s principal offices are located within the State of Washington, and Lender is making the Loan to Borrower within the State of Washington.  Accordingly, Borrower and Lender agree that this Agreement, the other Loan Documents and the Environmental Indemnity shall be construed, enforced and otherwise governed by the laws of the State of Washington without regard to its conflict of laws rules, except that the laws of the State of Colorado (the state in which the Property is located) shall govern the validity and enforcement of the lien of the Deed of Trust and the Assignment of Rents.  Borrower agrees that to the fullest extent permitted by law, the courts of the State of Washington, at Lender’s sole and exclusive election, shall have exclusive jurisdiction of all actions, proceedings, defenses or remedies arising out of the execution or enforcement of this Agreement.  Borrower consents to personal jurisdiction in the courts of Ohio and Washington as provided herein.  Venue in any action to enforce this Agreement may be either in King County, Washington, or El Paso County, Colorado, at Lender’s sole and exclusive option.  Borrower waives any objection based upon forum non conveniens.

15.5 Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Loan Closing or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

15.6 Disclaimer.

This Agreement is made for the sole benefit of Borrower and Lender and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement.  Lender shall not be liable to any contractor, subcontractor, supplier, architect, engineer, tenant or other party for labor or services performed or materials supplied in connection with the Construction.  Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Property.  By making the Loan or taking any action pursuant to any of the Loan Documents, Lender shall not be deemed a partner or a joint venturer with Borrower or a fiduciary of Borrower.  No payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third-party beneficiary status or recognition of same by Lender.  Without limiting the generality of the foregoing:

(a) Lender shall have no liability, obligation or responsibility whatsoever with respect to the Construction.  Any inspections of the Construction made by or through Lender are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to the Plans and Specifications, state of completion or otherwise;

(b) Lender neither undertakes or assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Property, including matters relating to the quality, adequacy or suitability of:  (i) the Plans and Specifications, (ii) architects, contractors, subcontractors and material suppliers employed or utilized in connection with the Construction, or the workmanship of or the materials used by any of them, or (iii) the progress or course of Construction and its conformity or nonconformity with the Plans and Specifications; Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon; and

(c) Lender owes no duty of care to protect Borrower against negligent, faulty, inadequate or defective building or construction.

15.7 Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.8 Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

15.9 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.10 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

15.11 Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or consequential damages.

15.12 Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.  Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid.  Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan.

15.13 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALING OF ASSETS BY LENDER.  WITH RESPECT

TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF SEATTLE, STATE OF WASHINGTON, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.  BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY WASHINGTON STATE OR UNITED STATES COURT SITTING IN THE STATE OF WASHINGTON MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

15.14 Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.  Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by Borrower with Lender (or its Affiliates).

15.15 Notices.

All notices required or permitted hereunder shall be in writing and shall be given to the parties as follows:

If to Lender:	KeyBank National Association

Healthcare Services

800 Superior Avenue, 6th Floor

Cleveland, OH 44114

Attn: CRE Client Services

Mail Code: OH-01-02-0628

Fax No.:	216-828-7521

If to Borrower:	Emerikeyt LO of Broadmoor LLC
c/o Emeritus Corporation
3131 Elliott Avenue #500
Seattle, WA 98121
Attn: Eric Mendelsohn
Fax No.:	206-204-1490

Any such notices shall be sent by (a) a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier; or (b) served personally, in which case notice shall be deemed given on the date of such service, or (c) delivered by facsimile transmission followed by delivery by personal service or nationally recognized courier service on the next business day after facsimile transmission, in which case notice shall be deemed to have been given on the date of facsimile transmission.  The above addresses may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice.

15.16 Waiver of Jury Trial.

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.17 Statutory Notice.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above.

“Borrower”

EMERIKEYT LO OF BROADMOOR LLC, aDelaware limited liability company

             By:  Emeritus Properties XVI, Inc., a Nevadacorporation, its Manager/Member

                 By: _/s/ _ Eric Mendolsohn ____
      Name: Eric Mendolsohn
                 Title: Senior VP Corporate Development

 “Lender”

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:           _/s/ Bellini Lacey____________
Name:                      _ Bellini Lacey _________________
Title:                      __AVP – Closing Officer_________________